Fled Pursuant to Rule 433
                                                         File No.: 333-130684-32

May 18, 2007

UPDATE to Free Writing Prospectus dated May 8, 2007 (the "INITIAL FWP")


Morgan Stanley Capital I Trust 2007-IQ14, Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14

STRUCTURAL UPDATE

1. Addition of Class A-2FL, Class A-5FL, Class A-MFL and Class A-JFL Certificates and Reduction of Balance of Class A-2, Class A-4, Class A-M and A-J Certificates. The Approximate Principal Balance of the Class A-2 Certificates will be $682,300,000, the Approximate Principal Balance of the Class A-4 Certificates will be $1,062,242,000, the Approximate Principal Balance of the Class A-M Certificates will be $420,487,000 and the Approximate Principal Balance of the Class A-J Certificates will be $200,000,000. Four new Classes of Certificates will be offered (i) the Class A-2FL, with an Approximate Principal Balance of $500,000,000, which will receive payments and be allocated losses on a pari passu basis with the Class A-2 Certificates, (ii) the Class A-5FL, with an Approximate Principal Balance of $150,000,000, which will receive payments and be allocated losses after the Class A-4 Certificates and before the Class A-M Certificates, (iii) the Class A-MFL, with an Approximate Principal Balance of $70,000,000, which will receive payments and be allocated losses on a pari passu basis with the Class A-M Certificates, and (iv) the Class A-JFL, with an Approximate Principal Balance of $192,389,000, which will receive payments and be allocated losses on a pari passu basis with the Class A-J Certificates. Additional information with respect to the Class A-2FL, Class A-5FL, Class A-MFL and Class A-JFL Certificates is set forth on Attachment A hereto.

2. Interest-Only Certificates. There will be only one Class of Interest-Only Certificates, the Class X Certificates, which will have a notional amount equal to the aggregate of the outstanding Certificate Balance of each Class of Certificates (other than the Class A-2FL, Class A-5FL, Class A-MFL, Class A-JFL, Class X, Class EI, Class R-I, Class R-II and Class R-III Certificates) and the outstanding amount of each of the Regular Interests with respect to the Class A-2FL, Class A-5FL, Class A-MFL and Class A-JFL Certificates.

COLLATERAL UPDATE

1. Trust Assets. The trust's primary assets will be 423 fixed-rate mortgage loans secured by first mortgage liens on 545 multifamily and commercial properties, pledges of the borrower's joint venture interest in the property owner and certain rights to certain proceeds from the related joint venture regarding 1 of the properties and certain rights to certain proceeds from the property owner regarding 3 of the properties.

2. Administrative Cost Rates. The Administrative Cost Rate for Mortgage Loan No. 23 (The Equitable Building) is 4.026%, the Administrative Cost Rate for Mortgage Loan No. 26 (Heritage Park) is 2.026%, the Administrative Cost Rate for Mortgage Loan No. 211 (214 Jefferson Street) is 7.026% and the Administrative Cost Rate for Mortgage Loan No. 367 (Southwind Apartments) is 14.526%.


TRANSACTION PARTIES

Capstone Realty Advisors, LLC

Capstone Realty Advisors, LLC ("Capstone") will act as primary servicer with respect to the mortgage loans transferred to the Depositor by National City Bank. Capstone, an affiliate of National City Bank, is an Ohio limited liability company formed in 1998. Capstone is engaged in the business of originating and processing applications for mortgage loans to be secured by mortgages, deeds of trust or deeds to secure debt on multifamily and commercial mortgaged properties. Such mortgage loans include loans insured by HUD, FHLMC or GNMA, mortgage loans made by insurance company lenders and mortgage loans funded by conduits or affiliates for inclusion in commercial mortgage-backed securitized transactions. Capstone retains servicing on such mortgage loans but in the case of securitized mortgage loans, such servicing is limited to primary servicing or subservicing under subservicing agreements executed with a master servicer.

Identifying Information and Experience

Since its inception in 1998, Capstone has serviced commercial and multifamily mortgage loans for HUD, FHLMC, GNMA, insurance companies and several conduit lenders. It has in the past served as a master servicer for commercial mortgage-backed securitized mortgage loans which are part of a commercial mortgage-backed security transaction but now serves only as a primary servicer in those transactions.

As of March 31, 2007, Capstone's portfolio of commercial mortgage-backed securitized mortgage loans ("CMBS Loans") similar to the mortgage loans contained in this transaction was 130 mortgage loans under 42 subservicing agreements with an outstanding principal balance of approximately $964,000,000. This represents growth from one subservicing agreement in 2001 to the present numbers.

Capstone has a staff of 25 employees dedicated solely to servicing commercial mortgage loans. Two of these employees are dedicated to CMBS Loans. The Chief Operating Officer of Capstone is in charge of all servicing and is assisted by a National Servicing Manager. Each of these employees has over 18 years of experience in servicing commercial mortgage loans, including CMBS Loans.

Capstone has a manual of policy and procedures for servicing of commercial and multifamily mortgage loans and all employees are required to be familiar and to comply with those policies and procedures. Capstone has a quality control person whose responsibility is to verify that such policies and procedures are complied with. There has been no material change in the policies and procedures in servicing assets of the same type as those included within the mortgage pool during the last three years.

Capstone has acted as a primary servicer for 42 CMBS transactions during the past 6 years. During that period, no CMBS Loan which Capstone has serviced has defaulted or experienced an early amortization or other performance triggering event because of Capstone's acts or omissions as primary servicer for such mortgage loan.

Capstone does engage outside parties to conduct annual physical inspections of mortgaged properties but Capstone reviews the reports of such inspections and Capstone makes its own independent evaluation based on its review of those inspection reports.

Capstone has not experienced any events of material noncompliance with those aspects of the servicing criteria for which it has responsibility under the applicable subservicing agreements for any prior securitizations.

Capstone is a wholly owned subsidiary of National City Bank. Capstone has a net worth and sufficient liquidity that will adequately enable Capstone to comply with all of Capstone's obligations and responsibilities under the proposed subservicing agreement and to cure any event of material non-compliance by Capstone thereunder.

Servicing Agreement and Practices

Each subservicing agreement which Capstone has executed as primary servicer is consistent with customary practices in the CMBS industry. Pursuant to a subservicing agreement that Capstone is expected to enter into with the master servicer, Capstone will be required to establish and maintain servicing files and establish servicing files criteria. Capstone will be required to collect monthly payments of principal and interest, late charges, default interest, prepayment premiums, insurance proceeds and condemnation awards plus escrows for insurance premiums and real estate taxes and it may require collection of other reserves. All such payments of principal and interest will be required to be deposited as collected with an eligible financial institution in an eligible account and are not to be co-mingled with other funds of Capstone. Similarly, all escrows will be required to be deposited as received in an eligible financial institution in an eligible account. Capstone will be required to transmit to the master servicer by wire on the applicable remittance date all payments received by it for principal and interest. Capstone will not be required to make any distributions to the trustee or to any certificate holders. In addition, Capstone will be required to monitor payments of taxes and insurance premiums, analyze the sufficiency of tax and insurance reserve accounts and pay when due, from the funds in escrow, all real estate taxes and insurance premiums and to make disbursements of other reserves in accordance with the applicable reserve agreement. If there are not sufficient funds in escrow, Capstone will be required to give the master servicer prior notice of need for master servicer to make an advance or force place insurance. Capstone will not be obligated to make advances, either for principal and interest or for property protection expenses. Capstone will be required to use all reasonable efforts to make collections of all payments due from a borrower and to maintain records demonstrating the subservicer's collection efforts. Capstone is required to make physical inspections of the property and collect and analyze property and borrower financial reports. In addition, Capstone will be required to process all requests made by a borrower for consents or approvals, for determination by the master servicer. Capstone will be required to notify the master servicer and the special servicer of any significant events which affect the loans, the borrower, or the property, including the filing of any bankruptcy actions. Capstone will be required to furnish its financial statements each year to the master servicer. Capstone will be required to provide the master servicer with certain CMSA reports. Capstone expects to maintain the required errors and omissions insurance and fidelity bond coverage. Capstone will be required to file all UCC continuation statements and to prepare and file all IRS 1098s and 1099s. Capstone is not expected to provide all of the servicing activities contained in the definition of Servicing Criteria as included in Section 1122(d) of Regulation AB.

Capstone uses commercially reasonable activities, including follow up phone calls, letters, and emails, to attempt collection of all payments and escrows due under each mortgage loan.

Capstone maintains separate collection accounts and escrow accounts for all mortgage loans serviced by it and does not co-mingle any of those funds with Capstone's assets. Capstone has no obligation to, and does not, make advances for principal and interest or for property protection expenses under its subservicing agreements. Capstone is responsible for taking all reasonable efforts to receive all payments due on each mortgage loan and to enforce all other terms and conditions of the mortgage loan documents and to inform the master servicer of any delinquency. If a mortgage loan becomes delinquent, the master servicer reserves the right to transfer the loan to the special servicer. Capstone has no authority to modify any terms, fees, penalties or payments as set forth in the mortgage loan documents. Capstone does not serve as the custodian of any mortgage loan documents and has no custodial responsibility under the subservicing agreement.

Back up servicing

So long as Capstone is in compliance with its obligations under the subservicing agreement, it cannot be removed or replaced as a primary servicer. Capstone may not transfer its subservicing rights without consent. Capstone cannot resign except in limited circumstances.

If Capstone is removed as a subservicer for cause or Capstone resigns as subservicer, the subservicing agreement includes the process for obtaining a replacement back-up subservicer and requires the cooperation of Capstone in connection with such replacement, including the obligation of Capstone to reimburse the master servicer for all expenses associated with the servicing transfer or additional fees charged by the successor servicer. Capstone will be required to continue to provide all required reports pertaining to the period of time during which Capstone served as primary subservicer. Upon such termination, Capstone will be required to notify each borrower of the address of the successor subservicer and deliver the servicing files and all cash held by the subservicer to the replacement subservicer and submit to the master servicer a ledger accounting itemizing all payments received by it and a current trial balance for all mortgage loans subserviced by it under the applicable subservicing agreement.

                      ------------------------------------

Morgan Stanley Capital I Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-130684) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-718-1649.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change(due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.


                      ------------------------------------


                            IRS CIRCULAR 230 NOTICE


THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.


                      ------------------------------------


ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.


                                  Attachment A

       Class A-2FL, Class A-5FL, Class A-MFL and Class A-JFL Certificates


General

The Morgan Stanley Capital I Trust 2007-IQ14, Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14 will include four classes of certificates, the Class A-2FL Certificates, the Class A-5FL Certificates, the Class A-MFL Certificates and the Class A-JFL Certificates (collectively, the "Floating Rate Certificates") that each entitle its holders to payments of interest based on a floating rate. The trust fund will include four swap agreements, one with respect to each Class of Floating Rate Certificates. Morgan Stanley Capital Services Inc., an affiliate of the depositor, one of the mortgage loan sellers and one of the underwriters, will be the counterparty under each of the swap agreements (the "Swap Counterparty").

Each Class of Floating Rate Certificates will represent interests in a separate grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the class A-2FL regular interest, the class A-5FL regular interest, the class A-MFL regular interest or the class A-JFL regular interest (collectively, the "Floating Rate Regular Interests" and each, individually, a "Floating Rate Regular Interest") and the rights and obligations under the related swap agreement. For so long as it is in effect, each swap agreement will provide, among other things, that amounts payable as interest with respect to the related Floating Rate Regular Interest will be exchanged for amounts payable as interest under such swap agreement, with payments to be made between the swap counterparty and the trustee on behalf of the holders of the related Class of Floating Rate Certificates on a net basis.

Investing in the Floating Rate Certificates Involves Certain Risks

Defaults under Swap Contracts
May Adversely Affect Payments
On the Floating Rate Certificates       The trust will have the benefit of four
                                        swap contracts with the Swap
                                        Counterparty, on with respect to each
                                        Class of Floating Rate Certificates.
                                        Morgan Stanley, who has guaranteed the
                                        obligations of the Swap Counterparty
                                        under each of the swap contracts,
                                        currently has a long-term rating of "Aa3
                                        " by Moody's and "A+" by S&P and a
                                        short-term rating of "P-1" by Moody's
                                        and "A1" by S&P. Because the Floating
                                        Rate Regular Interests accrue interest
                                        at a fixed rate of interest subject to a maximum pass-through rate equal to the weighted average net mortgage rate, the ability of the holders of the Floating
                                        Rate Certificates to receive the payment of interest at the designated pass-through rate (which payment of interest may be reduced in certain circumstances as described in this prospectus supplement) will depend on payment by the Swap Counterparty pursuant to the applicable swap contract. See "Description of the Swap
                                        Contracts--The Swap Counterparty." There can be no assurance, however, that the guarantor of the Swap Counterparty's obligations under the swap contracts will maintain its ratings or have sufficient assets or otherwise be able to fulfill its obligations under the swap contracts. If the Swap Counterparty guarantor's long-term rating is not at least "A3" by Moody's or "A" by S&P (a
                                        "Rating Agency Trigger Event"), the Swap
                                        Counterparty will be required to post
                                        collateral, find a replacement Swap
                                        Counterparty that would not cause
                                        another Rating Agency Trigger Event or
                                        enter into any other arrangement
                                        satisfactory to Moody's and S&P. In the
                                        event that the Swap Counterparty fails
                                        to, among other things, either post
                                        acceptable collateral, find an
                                        acceptable replacement swap counterparty or enter into any other arrangement satisfactory to Moody's and S&P after a Rating Agency Trigger Event (a "Swap
                                        Default", then the paying agent will be
                                        required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders of 100% of the applicable Class of Floating Rate
                                        Certificates to enforce the rights of
                                        the trust under the applicable swap
                                        contract as may be permitted by the
                                        terms of the applicable swap contract
                                        and the Pooling and Servicing Agreement
                                        and use any termination payments
                                        received from the Swap Counterparty (as
                                        described in this prospectus supplement) to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under any swap contract will be reimbursable to the trustee out of amounts otherwise payable to the related
                                        Class of Floating Rate Certificates to
                                        the extent not reimbursed by the
                                        applicable swap counterparty or payable
                                        out of net proceeds of the liquidation
                                        of the applicable swap contract. If the
                                        costs attributable to entering into a
                                        replacement interest rate swap contract
                                        would exceed the net proceeds of the
                                        liquidation of the applicable swap
                                        contract, a replacement interest rate
                                        swap contract will not be entered into
                                        and any such proceeds will instead be
                                        distributed to the holders of the
                                        related Class of Floating Rate
                                        Certificates. Following the termination
                                        of a swap contract (and during the
                                        period when the trust is pursuing
                                        remedies under the swap contract), or if a Swap Default or other default or event of termination under a swap contract occurs and is continuing, the Class
                                        A-2FL Interest Distribution Amount,
                                        Class A-5FL Interest Distribution
                                        Amount, Class A-MFL Interest
                                        Distribution Amount or Class A-JFL
                                        Interest Distribution Amount, as
                                        applicable, will be equal to the
                                        Distributable Certificate Interest
                                        Amount (as defined in this prospectus
                                        supplement) in respect of the related
                                        Floating Rate Regular Interest, and the
                                        related Class of Floating Rate
                                        Certificates will accrue interest at the same rate, on the same basis and in the same manner as the related Floating Rate
                                        Regular Interest. A conversion to a
                                        fixed rate might result in a temporary
                                        delay of the holders of the related
                                        Class of Floating Rate Certificates to
                                        receive payment of the related
                                        Distributable Certificate Interest
                                        Amount if DTC is not provided with
                                        sufficient notice of the resulting
                                        change in the payment terms of such
                                        Class of Floating Rate Certificates.

                                        Distributions on each Floating Rate
                                        Regular Interest will be subject to a
                                        maximum pass through rate equal to the
                                        weighted average net mortgage rate. If
                                        the weighted average net mortgage rate
                                        drops below the fixed rate on a Floating
                                        Rate Regular Interest the amount paid to the Swap Counterparty will be reduced and interest payments by the Swap Counterparty under the applicable swap contract will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if the weighted average net mortgage rate had not dropped below such fixed rate. This will result in a corresponding reduction in the amounts paid by the Swap Counterparty pursuant to the applicable swap contract, which will result in a reduced interest payment on the related Class of Floating Rate Certificates. The ratings of each Class of Floating Rate Certificates do not represent any assessment as to whether the floating rate of interest on such class will convert to a fixed rate, and only represent the likelihood of the receipt of interest at a rate equal to the lesser of _____%, ______%, ______%
                                        or ______%, with respect to the Class
                                        A-2FL, Class A-5FL, Class A-MFL and
                                        Class A-JFL Certificates, respectively,
                                        and the weighted average net mortgage
                                        rate (adjusted, if necessary, to accrue
                                        on the basis of a 360-day year
                                        consisting of twelve 30-day-months). See
                                        "Ratings" in the prospectus supplement.

                                        In addition, if the funds allocated to
                                        payment of interest distributions on a
                                        Floating Rate Regular Interest are
                                        insufficient to make all required
                                        interest payments on such Floating Rate
                                        Regular Interest, the amount paid to the Swap Counterparty will be reduced and interest paid by the Swap Counterparty under the applicable swap contract will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if the funds allocated to payment of interest distributions on the related Floating Rate Regular Interest had been sufficient to make all required interest payments on such Floating Rate Regular Interest. As a result, the holders of each Class of Floating Rate Certificates may experience an interest shortfall. See "Description of the Swap Contracts" in the prospectus supplement

Sensitivity to LIBOR and Yield
Considerations
                                        The yield to investors in the Floating
                                        Rate Certificates will be highly
                                        sensitive to changes in the level of
                                        one-month LIBOR. Investors in the
                                        Floating Rate Certificates should
                                        consider the risk that lower than
                                        anticipated levels of one-month LIBOR
                                        could result in actual yields that are
                                        lower than anticipated yields on the
                                        Floating Rate Certificates.

                                        In addition, because interest payments
                                        on the Floating Rate Certificates may be reduced or the pass through rate may convert to a fixed rate, subject to a maximum pass through rate equal to the weighted average net mortgage rate, in connection with certain events discussed in this prospectus supplement, the yield to investors in the Floating Rate Certificates under such circumstances may not be as high as that offered by other LIBOR based investments that are not subject to such interest rate restrictions.

                                        In general, the earlier a change in the
                                        level of one-month LIBOR, the greater
                                        the effect on the yield to maturity to
                                        an investor in the Floating Rate
                                        Certificates. As a result, the effect on such investor's yield to maturity of a level of one-month LIBOR that is higher (or lower) than the rate anticipated by such investor during the period immediately following the issuance of the Floating Rate Certificates is not likely to be offset by a subsequent like reduction (or increase) in the level of one-month LIBOR.

                                        The failure by the Swap Counterparty in
                                        its obligation to make payments under
                                        the applicable swap contract, the
                                        conversion to a fixed rate that is below the rate that would otherwise be payable at the floating rate and/or the reduction of interest payments resulting from payment of interest to a Floating Rate Regular Interest based on a pass through rate below _______% , ______%,
                                        ______% or ______%, with respect to the
                                        Class A-2FL, Class A-5FL, Class A-MFL
                                        and Class A-JFL Certificates,
                                        respectively, per annum, would have a
                                        negative impact. There can be no
                                        assurance that a default by the Swap
                                        Counterparty and/or the conversion of
                                        the pass through rate from a rate based
                                        on LIBOR to a fixed rate would not
                                        adversely affect the amount and timing
                                        of distributions to the holders of the
                                        Floating Rate Certificates.

The Swap Counterparty

Morgan Stanley Capital Services Inc., a Delaware corporation, will be the swap counterparty. The obligations of Morgan Stanley Capital Services Inc. under each of the swap contracts will be guaranteed by Morgan Stanley. Morgan Stanley Capital Services Inc. is an affiliate of the depositor, of Morgan Stanley Mortgage Capital Inc., a sponsor of the transaction and a mortgage loan seller, and of Morgan Stanley & Co. Incorporated, one of the underwriters.



The Swap Contracts

The Swap Contracts will each provide that, subject to any adjustments for Net Aggregate Prepayment Interest Shortfalls or for other losses on the mortgage loans that reduce interest available for payments to the Swap Counterparty or, if the Weighted Average Net Mortgage Rate limits the interest available for payments to the Swap Counterparty, in each case as described below, on the business day prior to each Distribution Date, commencing in June 2007, the paying agent will pay (or will instruct the master servicer to pay) an amount (the "Fixed Interest Distribution") to the Swap Counterparty equal to ___%, ___%, ____% or ____%, with respect to the Class A-2FL, Class A-5FL, Class A-MFL and Class A-JFL Certificates, respectively, per annum, multiplied by a notional amount equal to the outstanding principal balance of the related Floating Rate Regular Interest (the "Class A-2FL Floating Rate Certificate Notional Amount", "Class A-5FL Floating Rate Certificate Notional Amount", "Class A-MFL Floating Rate Certificate Notional Amount" and "Class A-JFL Floating Rate Certificate Notional Amount", respectively and each, a "Floating Rate Certificate Notional Amount") calculated on a 30/360 basis, and the Swap Counterparty will pay an amount equal to the related Floating Rate Certificate Notional Amount multiplied by the Pass-Through Rate of the related Class of Floating Rate Certificates to the paying agent for the benefit of the holders of the related Class of Floating Rate Certificates. The Pass-Through Rate for the Class A-2FL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + ____% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. The Pass-Through Rate for the Class A-5FL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + ____% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. The Pass-Through Rate for the Class A-MFL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + ____% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. The Pass-Through Rate for the Class A-JFL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + ____% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. Required payments under each Swap Contract with respect to each Distribution Date will be made by the Swap Counterparty or the paying agent on a net basis. The Swap Counterparty will also make payments to the trust with respect to each Swap Contract on the Closing Date.

If the debt ratings of the Swap Counterparty's Credit Support Provider fall below the levels specified for each Rating Agency as set forth in each Swap Contract (a "Rating Agency Trigger Event"), the Swap Counterparty will be required to post collateral, find a replacement swap counterparty or credit support provider that would not cause a Rating Agency Trigger Event to occur or enter into another arrangement satisfactory to each Rating Agency. If the Swap Counterparty fails to take such action, the paying agent, unless otherwise directed in writing by the holders of 100% of the applicable Class of Floating Rate Certificates (and only to the extent that, and only for so long as, doing so does not lead the paying agent to incur expenses in excess of the amounts available to it from such holders for reimbursement) will be required to enforce the rights of the trust under the related Swap Contract as may be permitted by the terms of such Swap Contract and the Pooling and Servicing Agreement and use any termination payments received from the Swap Counterparty to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under a Swap Contract will be reimbursable to the paying agent solely out of amounts in the Floating Rate Account of the Related Class of Floating Rate Certificates that are otherwise payable to such Class of Floating Rate Certificates, to the extent not reimbursed by the Swap Counterparty; provided that without the consent of 100% of the holders of the related Class of Floating Rate Certificates or the written confirmation of each Rating Agency then rating such Class of Floating Rate Certificates that such action or event will not result in the reduction, qualification or withdrawal of its then current rating of such Class of Floating Rate Certificates the paying agent will not be permitted to incur such costs and expenses in excess of any termination payment received from the Swap Counterparty and not otherwise applied to offset the expense of entering into a replacement interest rate swap contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of a Swap Contract, the paying agent will not be permitted to enter into a replacement interest rate swap contract and any such proceeds will instead be distributed to the holders of the related Class of Floating Rate Certificates. Following the termination of a Swap Contract (and during the period when the paying agent is pursuing remedies under such Swap Contract) or if a Swap Default or other default or event of termination under a Swap Contract occurs and is continuing, until such default is cured or such Swap Contract is replaced, the Distributable Certificate Interest Amount with respect to the related Class of Floating Rate Certificates will be equal to the Distributable Certificate Interest Amount for the related Floating Rate Regular Interest and the related Class of Floating Rate Certificates will accrue interest at the same rate, on the same basis and in the same manner as the related Floating Rate Regular Interest. Any conversion of a Class of Floating Rate Certificates to a fixed interest rate subject to the Weighted Average Net Mortgage Rate will become permanent following the determination by the paying agent not to enter into a replacement interest rate swap contract and the distribution of any termination payments to the holders of the related Class of Floating Rate Certificates. A Swap Default or termination of a Swap Contract and the consequent conversion to a fixed interest rate will not constitute a default under the Pooling and Servicing Agreement. A conversion to a fixed interest rate subject to the Weighted Average Net Mortgage Rate might result in a temporary delay to the holders of the related Class of Floating Rate Certificates in receiving payment of the related Distributable Certificate Interest Amount on such Class of Floating Rate Certificates if DTC is not given sufficient notice of the resulting change in the payment terms of such Class of Floating Rate Certificates.

"Swap Default" means any failure on the part of the Swap Counterparty to (i) make a required payment under the related Swap Contract or (ii) post acceptable collateral, find an acceptable replacement swap counterparty or credit support provider or enter into another arrangement satisfactory to each Rating Agency after a Rating Agency Trigger Event as required by such Swap Contract.

The paying agent will have no obligation on behalf of the trust to pay or cause to be paid to the Swap Counterparty any portion of the applicable Fixed Interest Distribution in respect of a Floating Rate Regular Interest unless and until the related interest payment on such Floating Rate Regular Interest is actually received by the paying agent; provided, however, that the paying agent may receive funds from the Swap Counterparty representing the net amount payable to the paying agent pursuant to the applicable Swap Contract and the paying agent may pay the net swap payment from amounts received on the related Class of Floating Rate Certificates.

In addition, if the funds allocated to the payment of a Fixed Interest Distribution of a Floating Rate Regular Interest are insufficient to make any required payments to the Swap Counterparty and to make full distributions of the applicable Floating Rate Interest Distribution Amount to the related Class of Floating Rate Certificates, the paying agent will be required to use such funds to make required payments to the Swap Counterparty prior to making distributions on the related Class of Floating Rate Certificates, and holders of such Certificates will experience a shortfall. Any Net Aggregate Prepayment Interest Shortfall allocated to a Floating Rate Regular Interest, reduction in the interest available to be distributed to a Floating Rate Regular Interest for any other reason or the reduction of the Weighted Average Net Mortgage Rate below ______%, _____%, ______% or ______%, with respect to the Class A-2FL, Class
A-5FL, Class A-MFL and Class A-JFL Certificates, respectively, will result in a corresponding dollar-for-dollar reduction in the interest payment made by the Swap Counterparty to the related grantor trust and, therefore, a corresponding decrease in the amount of interest distributed on the related Class of Floating Rate Certificates.

In addition to certain customary events of default and termination events contained in each Swap Contract, the Swap Counterparty will have the right to terminate a Swap Contract if the trust does not make a required payment to the Swap Counterparty or if the Pooling and Servicing Agreement is amended or the holders of the related Class of Floating Rate Certificates or related Floating Rate Regular Interest waive compliance with any provisions of the Pooling and Servicing Agreement without the consent of the Swap Counterparty if such amendment or waiver would have an adverse effect on the Swap Counterparty.

Upon the request of the Depositor, the Swap Counterparty may, at its option, but is not required to, (i) provide any financial information required by Regulation AB with respect to the Swap Counterparty or any guarantor of the Swap Counterparty if providing the financial information of a guarantor is permitted under Regulation AB or (ii) assign the interest rate swap agreements at its own cost to another entity that has agreed to take the actions described in clause
(i) of this sentence with respect to itself (and which has the required swap counterparty rating and to which the assignment would satisfy the Rating Agency Condition).

The "significance percentage" with respect to each of the Swap Contracts is less than 10%. "Significance percentage" means the percentage that the amount of the "significance estimate" (as described below) represents of the initial aggregate Certificate Balance of the related Class of Floating Rate Certificates. The "significance estimate" has been determined based on a reasonable good faith estimate of maximum probable exposure, made in substantially the same manner as that used in the Swap Counterparty's internal risk management process in respect of similar interest rate swap agreements.

The Swap Counterparty will be required to pay termination amounts, if any are payable pursuant to a Swap Contract, to the trust if an Event of Default or an Early Termination Date (each as defined in such Swap Contract) occurs under the applicable Swap Contract and the Swap Counterparty is the sole Defaulting Party or the sole Affected Party (each as defined in such Swap Contract). No other termination amounts will be payable by any party under a Swap Contract. Each Swap Contract will be filed with the SEC together with the Current Report on Form 8-K to be filed in connection with the issuance of the offered certificates.

All Prepayment Premiums or Yield Maintenance Charges allocated to a Floating Rate Regular Interest will be paid to the Swap Counterparty unless the related Swap Contract and any replacement swap contract is terminated, in which case, those amounts will be distributed to the related Class of Floating Rate Certificates.